Exhibit 99.2

SUMMARY

The following summary contains selected information about the Issuer, the offering, and the Transactions and highlights information contained elsewhere in this offering memorandum. This summary is qualified in its entirety by the more detailed information and consolidated financial statements included elsewhere in this offering memorandum. This summary is not complete and may not contain all the information that may be important to you. You should carefully read the entire offering memorandum, including the information set forth under “Disclosure Regarding Forward-Looking Statements,” “Risk Factors,” “Summary Historical and Pro Forma Financial Data,” “Combined Financial Statements of Spinco (the HHNF Business),” and “Historical Consolidated Financial Statements of Glatfelter” included elsewhere in this offering memorandum, before making an investment decision. The Notes will initially be issued by the Escrow Issuer, a Wholly Owned Subsidiary of BGI. As a result of the Transactions, Magnera will assume the obligations under the Notes. In addition, substantially concurrently with the completion of the Transactions, each wholly owned domestic subsidiary of Magnera that guarantees Magnera’s new Credit Facilities will, jointly and severally, guarantee the Notes.

Unless indicated otherwise or the context otherwise requires, throughout this offering memorandum: (i) references to the “Issuer” are (x) prior to the Magnera Assumption, the Escrow Issuer and (y) thereafter, Magnera; and (ii) references to “we,” “us,” “our,” “Magnera,” and “the Combined Company” are to Magnera Corporation and its subsidiaries (including Spinco and its subsidiaries constituting the HHNF Business and Glatfelter, as applicable, when used in a context before the Closing).

Unless indicated otherwise or the context requires: (i) the content of this offering memorandum has been prepared as if the Transactions have been consummated, and (ii) any information identified in this offering memorandum as “pro forma” or “on a pro forma basis” gives effect to the consummation of the Transactions.

Our Company

Glatfelter entered into certain definitive agreements with Berry and certain of their respective subsidiaries, which provide for a series of transactions, including the spinoff of the HHNF Business and subsequent merger of the HHNF Business with and into a subsidiary of Glatfelter. In connection with the Transactions, Glatfelter will be renamed Magnera Corporation. Magnera is a leading global provider, in the growing specialty materials industry, of polymer-based and fiber-based solutions, supported by strong innovation capabilities, with significant geographic diversification and presence in all major markets. Magnera offers an extensive portfolio of proprietary technologies that cater to a wide range of industries, including healthcare, hygiene, and specialty end markets. Magnera leverages the technical expertise, innovation capabilities, and operational excellence of both predecessor companies to deliver high-performance, sustainable materials that meet the evolving needs of customers worldwide.

Magnera has an extensive global footprint and operates state-of-the-art manufacturing facilities across North America, Europe, and Asia, providing unparalleled scale, flexibility, and responsiveness to customers. Magnera’s product offerings include nonwoven fabrics and engineered materials used in critical applications such as medical supplies, hygiene products, filtration systems, and other sustainable solutions. By integrating Berry HHNF’s leadership in nonwovens with Glatfelter’s engineered materials strengths, we believe that Magnera is well-positioned to provide innovative, eco-friendly solutions that address complex challenges in the modern supply chain. Magnera is expected to be a leader in sustainability, collaborating across the value chain to achieve a more circular economy.

Leading Magnera will be a highly experienced, world-class management team focused on value creation. The senior management team will be led by a tenured group of industry veterans with expertise across various functions, committed to driving results. Curtis (Curt) L. Begle is the CEO designee and the current President of the Health, Hygiene & Specialties Division at Berry, one of its four business units. Mr. Begle has extensive involvement in the consumer packaging and engineered materials industry, and his experience includes leadership of global commercial, operations, supply chain, human resources, and innovation. James M. Till will serve as Executive Vice President, Chief Financial Officer, and Treasurer of Magnera. Mr. Till has been Berry’s Executive Vice President and Controller (Principal Accounting Officer) since January 2014. Tarun Manroa will serve as Executive Vice President and Chief Operating Officer of Magnera. Mr. Manroa currently serves as the Executive Vice President and Chief Strategy Officer for Berry. Mr. Manroa joined Berry in 2005 in an engineering role and progressed through various roles in plant leadership, product management, and supply chain. The management team’s extensive and proven track record of success within the sector is expected to serve to further Magnera’s position as a global leader in the nonwovens and specialty materials industry.

Glatfelter Corporation

Glatfelter is a leading global supplier of engineered materials. Glatfelter’s high-quality, innovative, and customizable solutions are found in tea and single-serve coffee filtration, personal hygiene, as well as in many diverse packaging, home improvement, and industrial applications. Glatfelter’s operations utilize a variety of manufacturing technologies including airlaid, wetlaid, and spunlace with fifteen manufacturing sites located in the United States, Canada, Germany, the United Kingdom, France, Spain, and the Philippines.

Glatfelter manages its business and makes investment decisions under a functional operating model with three distinct reporting segments: Airlaid Materials, Composite Fibers, and Spunlace. Glatfelter’s Airlaid Materials segment is a leading global supplier of highly absorbent and engineered cellulose-based airlaid nonwoven materials, primarily used to manufacture consumer products for growing global end-user markets. Airlaid Materials’ customers are industry leading consumer product companies, as well as private label converters. Glatfelter’s Composite Fibers segment processes specialty long fibers, primarily from natural sources such as abaca, and other materials. Glatfelter’s Spunlace segment is a global leading specialty manufacturer of premium quality spunlace nonwovens for critical cleaning, high-performance materials, personal care, surface disinfecting wipes, hygiene, beauty care, and medical applications.

Berry Global Group, Inc.

Berry is a leading global supplier of a broad range of innovative rigid, flexible, and non-woven products. Berry sells its products predominantly into stable, consumer-oriented end markets. Berry’s customers consist of a diverse mix of global, national, regional, and local specialty businesses.

Treasure Holdco, Inc.

Spinco, a Wholly Owned Subsidiary of Berry, was incorporated in Delaware on January 16, 2024, for the purpose of serving as a holding company of the HHNF Business and to effect the Separation. Spinco has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the Transactions. In connection with the Transactions, Spinco has entered into several arrangements that will provide financing to fund the Special Cash Payment and the other Transactions and to pay related transaction fees and expenses.

The HHNF Business

Berry’s HHNF Business is a leading global supplier of a broad range of innovative non-woven and related products that serve global markets. The HHNF Business sells its products predominantly into stable, consumer-oriented end markets, such as healthcare, personal care, and infection prevention. Its customers consist of a mix of leading global, national, and mid-sized regional businesses.

The HHNF Business’ operations are organized into two reporting segments, Americas and Rest of World, to align the HHNF Business with its customers, optimize costs, provide improved service, and drive future growth. The Americas segment is the HHNF Business’ largest segment, accounting for 67% of combined net sales. Its operations consist of seventeen manufacturing facilities. The segment primarily manufactures a wide range of products and components of healthcare and hygiene products including baby diapers, medical garments, wipes, dryer sheets, face masks, and filtration. The Rest of World segment represents 33% of the HHNF Business’ combined net sales. Its operations consist of thirteen manufacturing facilities. This segment primarily manufactures a broad collection of healthcare, hygiene, and industrial products and components of products including baby diapers, medical garments, wipes, face masks, corrosion protection, cable wrap, and filtration. Additional financial information about the HHNF Business segments is provided in “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the HHNF Business” and “Combined Financial Statements of Spinco (the HHNF Business)” and the notes thereto included elsewhere in this offering memorandum.

The HHNF Business reaches its customer base through a direct sales force of dedicated professionals. The HHNF Business’ scale enables it to dedicate certain sales and marketing efforts to particular customers. The major markets in which the HHNF Business sells its products are highly competitive. This competition is significant as to both the size and the number of competing firms. The HHNF Business’ primary raw material is polymer resin. In addition, the HHNF Business uses other materials such as fiber, paper, and packaging materials. The HHNF Business has historically been able to manage the supply chain disruption by collaborating closely with its suppliers and customers. Changes in the price of raw materials are generally passed on to customers through contractual price mechanisms over time, during contract renewals and other means. The HHNF Business customarily seeks patent and trademark protection for its products and brands while seeking to protect its proprietary know-how. While important to the HHNF Business in the aggregate, sales attributable to any particular grouping of related intellectual property is not considered material to any specific segment or the consolidated results.

Sustainability is comprehensively embedded across the business. With the HHNF Business’ global scale, deep industry experience, and strong capabilities, Berry believes it is uniquely positioned to assist its customers in the design and development of more sustainable packaging. The HHNF Business also works globally on continuous improvement of employee safety, energy usage, water efficiency, waste reduction, recycling, and reduction of Greenhouse Gas (GHG) emissions. The HHNF Business anticipates higher demand for products with lower emissions intensity where polymer resin-based products are inherently well positioned since they typically have lower GHG emissions per functional unit compared to heavier alternative substrates.

At the end of the Berry (and Spinco) fiscal year ended September 30, 2023, the HHNF Business employed approximately 6,000 employees. Employee safety is a core value. The HHNF Business seeks to attract, develop, and retain talent throughout the business with a succession management strategy and a holistic approach to developing key managers and identifying future leaders. The HHNF Business seeks to ensure that everyone is motivated to perform every day. The HHNF Business communicates through regular employee meetings with business and market updates and information on production, safety, quality, and other operating metrics. The HHNF Business strives to build a safe and inclusive culture where employees feel valued and treated with respect. HHNF Business employees are expected to act with integrity, and the HHNF Business maintains a Global Code of Business Ethics that provides the framework for ethical business practices.

The HHNF Business is party to various legal proceedings involving routine claims, which are incidental to its business. Although the legal and financial liability with respect to such proceedings cannot be estimated with certainty, the HHNF Business believes that any ultimate liability would not be material to the business, financial condition, results of operations, or cash flows.

Magnera Operations Snapshot

The strategic combination of Glatfelter and the HHNF Business will bring together a well-invested, global footprint, positioned to serve global and regional customers across all major continents. Magnera will have:

•	9,000+ Employees

•	1,000+ Customers

•	46 Manufacturing Facilities

•	100+ Countries Served

•	1,000+ Active Patents

Magnera’s operations will be organized into two reporting segments, Americas and Rest of World, to align Magnera with its customers, optimize costs, provide improved service, and drive future growth. The Americas segment is expected to be Magnera’s largest segment, and accounts for 61% of consolidated net sales on a combined basis for the fiscal year ended September 30, 2023. Its operations consist of seventeen manufacturing facilities. The segment primarily manufactures a wide range of products and components of healthcare and hygiene products including baby diapers, medical garments, wipes, dryer sheets, face masks and filtration. The Rest of World segment represents 39% of Magnera’s consolidated net sales on a combined basis for the fiscal year ended September 30, 2023. Its operations consist of thirteen manufacturing facilities. This segment primarily manufactures a broad collection of healthcare, food and beverage, hygiene and industrial products and components of products including baby diapers, medical garments, wipes, face masks, corrosion protection, cable wrap, and filtration.

Magnera generated pro forma revenue of approximately $3.5 billion and pro forma Adjusted EBITDA of approximately $455 million based on combined results for the last twelve months period ended June 29, 2024, inclusive of synergies. Magnera expects run-rate cost synergies of $55 million and combined pro forma adjustments of $12 million to be realized by the end of the third full year after the completion of the Transactions. See “Unaudited Pro Forma Condensed Consolidated Financial Information” and “Risk Factors.”

Our Industry

The global nonwovens and specialty materials industry serves a variety of end markets including hygiene, healthcare, automotive, construction, and filtration. Unlike traditional fabrics, nonwovens are bonded using thermal, mechanical, or chemical processes, making them versatile, lightweight, and in many cases disposable. Technological advancements in the industry have led to a broadening application base that has fueled the industry’s expansion. Today, Magnera estimates its total addressable market to be forty-billion dollars.

Key Drivers of Growth

Increasing Demand for Hygiene Products. Populations around the globe continue to be increasingly hygiene focused. This can be seen in the adoption of baby diapers and feminine hygiene products in emerging markets as well as the demand for sophisticated adult incontinence products by those aging in developed countries.

Post-Pandemic Focus on Infection Prevention. The Covid-19 pandemic changed the medical industry permanently. The use of disposable medical supplies such as surgical gowns, drapes, and face masks are crucial to infection control in hospitals. The industry continues to see substitution from reusable medical supplies to disposable products.

Air and Water Quality. Demand for filtration media continues to increase as more populations around the globe desire clean air and water as part of rising standards of living. The growing demand for filtration now extends to automotive filters, HVAC filters, and pool filtration systems.

Our Products

Magnera is a global leader in nonwovens and specialty materials. Magnera is expected to provide the industry’s broadest product offering in combination with industry-leading innovative technologies, making it the partner of choice for the world’s largest Consumer Packaged Goods companies (“CPG’s”). Magnera’s global leadership will extend to sustainable product offerings as well, where it has developed innovative sustainable options for many of its key product categories. In addition to the products sold to industry customers, Magnera offers a robust suite of brands that hold leading positions withing their respective categories.

Key product categories include surface cleaning wipes, absorbent hygiene products, healthcare apparel, food and beverage filtration and packaging products, dryer sheets, and building wraps. The essential components that Magnera produces enhance overall performance in customer products. Within each product category, Magnera offers multiple applications that service the entire value chain from branded products to private label.

Many of Magnera’s products are proprietary. With over one thousand patents, Magnera has an unwavering commitment to innovation resulting in trusted partnerships with its customers and superior products with differentiated technology.

Our Customers

Magnera has over one thousand customers it serves globally. Customers consist of the world’s largest CPG’s and leaders in the personal care, food and beverage and medical industries. Magnera has cultivated these relationships over the decades and has long standing relationships of over fifteen years with its top customers. Today, Magnera’s top ten customers span across various regions including North America, South America, Europe, and Asia, and account for approximately forty percent of total sales on a pro forma basis.

Magnera’s industry-leading scale and technology allows it to be the preferred innovation partner. Innovating new product offerings has been the cornerstone of Magnera’s long-tenured customer relationships. Approximately fifty percent of Magnera’s sales, on a pro forma basis, to its top ten customers is based on technology proprietary to Magnera. This unique relationship dynamic has created long-term stability within Magnera’s customer base, resulting in less than two percent change in sales over the last five years with its top ten customers.

Magnera is highly integrated with its customer base. Magnera partners with customers to pursue new technologies and creates components critical to key product categories. Magnera works on unique projects with select customers, making products specific to customer needs through Intellectual Property, creating longstanding, mutually beneficial relationships with them.

Our Competitors

The global nonwovens and specialty materials industry is heavily fragmented. Few competitors compete with Magnera on all substrates and in all geographies. The combination of Glatfelter’s and the HHNF Business’ highly complementary product suite, including both polymer-based and fiber-based solutions, positions Magnera as a leading global competitor in the specialty materials industry. The Combined Company’s size and full-suite product offering gives it an unparalleled advantage in the industry.

Strategic Rationale and Benefits

Creates a Leading Global Competitor in the Specialty Materials Industry. The combination of Glatfelter’s and the HHNF Business’ highly complementary product suite, including both polymer-based and fiber-based solutions, is expected to position Magnera as a leading global competitor in the specialty materials industry with favorable long-term growth dynamics.

The HHNF Business brings an extensive portfolio of proprietary technologies, with a strong focus on healthcare, hygiene, and specialty end markets, while Glatfelter provides a broad range of innovation capabilities and sustainability solutions. Magnera generated pro forma revenue of approximately $3.5 billion and pro forma Adjusted EBITDA of approximately $455 million based on combined results for the last twelve months period ended June 29, 2024. We also expect that cost synergies of $55 million and combined pro forma adjustments of $12 million will be realized by end of the third full year after the completion of the Transactions. See “Unaudited Pro Forma Condensed Consolidated Financial Information” and “Risk Factors.”

Highly Complementary Portfolios. The Transactions bring together the complementary portfolios of Glatfelter and the HHNF Business to the benefit of consumers. The Transactions will combine the HHNF Business’ portfolio of innovative nonwoven technologies focused on healthcare, hygiene and specialty end markets such as building wrap and roofing solutions, bedding & upholstery, agriculture and cable wrap with Glatfelter’s broad range of innovation capabilities and sustainable solutions in health and hygiene, food and beverage, electrical, wallcover, and various other consumer and industrial applications through its airlaid, wetlaid and spunlace technologies. Magnera expects this broad portfolio of products, coupled with significant geographic diversification, to result in the creation of a premier specialty materials company with best-in-class technologies, applications, and expertise to serve customers’ growing global demand and reinforce key customer relationships.

Significant Geographic Diversification. The combination of a complementary footprint in North America, Europe, and Asia of Glatfelter and the HHNF Business is expected to create a leading global competitor in the specialty materials industry with an extensive product portfolio and forty-six state-of-the-art global manufacturing locations that employ approximately 9,000 employees. Glatfelter and the HHNF Business portfolio also have significant blue-chip customer connections that, coupled with innovation and operational growth, Magnera believes will enhance overall customer value propositions with cross-selling opportunities. Following the Transactions, we believe Magnera will be well-positioned to deliver substantial value to over 1,000 customers in all major markets.

Innovation and Technology. The combination of Glatfelter and the HHNF Business is expected to increase business scale, thereby allowing it to invest in new technologies and accelerate innovation. The Transactions will combine Glatfelter’s and the HHNF Business’ existing operational expertise, along with deep industry knowledge and technical know-how.

Significant Expected Synergies. We expect to realize significant cost synergies as a result of the Transactions. By the end of the third full year after the completion of the Transactions, Magnera is expected to achieve $55 million of estimated annual cost synergies, which is a 46% realization rate of the $120 million targeted synergy pipeline. These synergies are expected to be the result of direct procurement, manufacturing, supply chain / logistics and general and administrative savings. The management team has identified $12 million of potential savings opportunities. However, there can be no assurance that we will be able to realize these synergies on the time frame described or at all. See “Risk Factors.”

Improved Leverage Profile. We expect the Transactions to improve Magnera’s post-Transaction leverage profile to increase shareholder value. Following the Transactions, we expect Magnera to have pro forma net leverage of 4.0x, on a pro forma Adjusted EBITDA basis including expected synergies.

Tax Efficient Structure. The Transactions are structured as a Reverse Morris Trust-type transaction. This structure was chosen because, among other things, it provides a tax-efficient method to combine Glatfelter and the HHNF Business, thereby making a Reverse Morris Trust-type structure economically more appealing to the parties as compared to a taxable transaction structure. To preserve the tax-free treatment of the Spinco Distribution and any related transactions, Magnera will be required to abide by certain restrictions that could limit its ability to engage in certain future business transactions that may otherwise be advantageous.

The RMT Transaction

Overview

On February 6, 2024, Glatfelter and the Merger Subs entered into certain definitive agreements with Berry and Spinco. Pursuant to the definitive agreements and subject to the terms and conditions contained therein, among other things, (1) Berry will transfer the HHNF Business to Spinco in the Separation; (2) Spinco will make the Special Cash Payment to BGI, which will constitute the cash consideration that Berry will receive in connection with the Closing and is estimated to be approximately $1.1 billion, subject to adjustment, and is equal to all the proceeds of the debt financing, after taking into account certain adjustments to calculate the Special Cash Payment; (3) Berry will distribute to its stockholders all the issued and outstanding shares of Spinco common stock held by Berry on the Spinco Distribution Date by way of the Spin-Off ; (4) Glatfelter will amend the Existing Glatfelter Charter to, among other things, effect a reverse stock split of all the issued and outstanding shares of Glatfelter common stock and increase the number of authorized shares of Glatfelter common stock; and (5) First Merger Sub will be merged with and into Spinco, whereby the separate corporate existence of First Merger Sub will cease and Spinco will continue as the surviving corporation and a direct Wholly Owned Subsidiary of Glatfelter, immediately following which, Spinco will be merged with and into Second Merger Sub, whereby the separate corporate existence of Spinco will cease and Second Merger Sub will continue as the surviving limited liability company and a direct Wholly Owned Subsidiary of Glatfelter. Upon Closing, Glatfelter will change its name to Magnera Corporation and the NYSE ticker symbol to “MAGN.”

As a result of the First Merger, the issued and outstanding shares of Spinco common stock as of immediately prior to the First Effective Time will automatically convert into the right to receive shares of Glatfelter common stock, such that immediately following the First Effective Time, approximately 90% of the outstanding shares of Glatfelter common stock on a fully diluted basis are expected to be held by holders of Spinco common stock as of immediately prior to the First Effective Time and approximately 10% of the outstanding shares of Glatfelter common stock on a fully diluted basis are expected to be held by Glatfelter shareholders as of immediately prior to the First Effective Time (in each case, excluding any overlaps in the pre-Merger Glatfelter shareholder and Berry stockholder bases).

The Transactions are structured as a Reverse Morris Trust-type transaction. This structure was chosen because, among other things, it provides a tax-efficient method to combine Glatfelter and the HHNF Business.

The definitive agreements entered into in connection with the Transactions include (1) the RMT Transaction Agreement, (2) the Separation Agreement, (3) the Employee Matters Agreement, and (4) the Tax Matters Agreement. In addition, Berry and Glatfelter and certain of their respective affiliates, including Spinco, will enter into other Ancillary Agreements in connection with the Transactions, including the Transition Services Agreement. These agreements, which are described in greater detail in “The Transactions — Other Agreements Related to the Transactions,” will govern the relationship among Berry and Glatfelter and their respective affiliates, including Spinco, after the completion of the Transactions.

Following the Transactions, Magnera, as the combined company, will own and operate the HHNF Business through Spinco and will also continue Glatfelter’s current businesses.

Each party’s obligation to complete the Transactions is subject to the satisfaction (or waiver, where applicable) of certain conditions, including receipt of approval by the shareholders of Glatfelter of (i) the proposal regarding the issuance of shares of Glatfelter common stock to Spinco stockholders in the Merger, and (ii) the proposals regarding the amendment of Glatfelter’s amended and restated articles of incorporation, including the increase in the number of authorized shares of Glatfelter common stock and to give effect to a reverse stock split. Glatfelter shareholders must approve each of these proposals by the requisite number of votes of shares of Glatfelter common stock at the Glatfelter special meeting to be held on October 23, 2024.

In connection with the Transactions, Spinco is expected to borrow $1,085 million in aggregate principal amount of senior secured term loans (the “Term Loans, and such Term Loan credit facility, the “Term Loan Facility”) and enter into a $350 million senior secured asset based revolving credit facility (the “Revolving Credit Facility,” and together with the “Term Loan Facility,” the “Credit Facilities”). See “Description of Other Indebtedness.” Following the completion of the Transactions, all obligations of Spinco with respect to the Credit Facilities will be ultimately assumed by Magnera.

We intend to use the net proceeds from this offering, together with the net proceeds of the Term Loan Facility, to fund the Special Cash Payment, to repay certain existing debt of Glatfelter and its subsidiaries, and to pay certain fees and expenses related to the Transactions and this offering. See “Use of Proceeds.”

Transactions Steps

Below is a step-by-step list illustrating the material events relating to the Transactions.

Step #1 — The Separation. Prior to the Spinco Distribution and the Merger, Berry will assign, transfer, convey and deliver (or will cause each of its applicable subsidiaries to assign, transfer, convey and deliver) to Spinco, or the applicable member(s) of the Spinco Group, certain assets and liabilities constituting the HHNF Business and will cause the members of the Spinco Group to assign, transfer, convey and deliver to Berry or one or more of its other subsidiaries designated by Berry (other than any member of the Spinco Group) certain excluded assets and excluded liabilities to separate the HHNF Business, in each case, as set forth in and subject to the terms and conditions of the Separation Agreement.

Step #2 — Special Cash Payment. Prior to the First Effective Time, and as a condition to the Spinco Distribution, Spinco will make the Special Cash Payment to BGI, which is a cash distribution to BGI equal to all the proceeds of the Notes and Term Loan Facility, after taking into account certain adjustments to calculate the Special Cash Payment.

Step #3 — Initial Spin. Following the Separation and prior to the Spinco Distribution, BGI will distribute all the issued and outstanding shares of Spinco common stock to Berry.

Step #4 — The Spinco Distribution. On the Closing Date, Berry will distribute 100% of the shares of Spinco common stock to Berry stockholders by way of a Spin-Off. Each record holder of Berry common stock on the Spinco Distribution record date (other than Berry or any member of the Berry Group) will be entitled to receive for each share of Berry common stock held by such record holder as of the Spinco Distribution record date a number of shares of Spinco common stock equal to the total number of shares of Spinco common stock held by Berry on the date of the Spinco Distribution, multiplied by a fraction, the numerator of which is the number of shares of Berry common stock held by such record holder as of the Spinco Distribution record date and the denominator of which is the total number of shares of Berry common stock outstanding on the Spinco Distribution record date (for the avoidance of doubt, excluding shares held by any member of the Berry Group or the Spinco Group).

Step #5 — The Existing Glatfelter Charter Amendment. On the Closing Date and prior to the First Effective Time, Glatfelter will amend the Existing Glatfelter Charter, to, among other things, effect a reverse stock split of all the issued and outstanding Glatfelter common stock and increase the number of authorized shares of Glatfelter common stock.

Step #6 — The Merger. Immediately after the Spinco Distribution, First Merger Sub will be merged with and into Spinco, whereby the separate corporate existence of First Merger Sub will cease and Spinco will continue as the surviving corporation and a direct Wholly Owned Subsidiary of Glatfelter, immediately following which, Spinco will be merged with and into Second Merger Sub, whereby the separate corporate existence of Spinco will cease and Second Merger Sub will continue as the surviving limited liability company and a direct Wholly Owned Subsidiary of Glatfelter. As a result of the First Merger, the issued and outstanding shares of Spinco common stock as of immediately prior to the First Effective Time will automatically convert into the right to receive shares of Glatfelter common stock, such that immediately following the First Effective Time, approximately 90% of the outstanding shares of Glatfelter common stock on a fully diluted basis are expected to be held by holders of Spinco common stock as of immediately prior to the First Effective Time and approximately 10% of the outstanding shares of Glatfelter common stock on a fully diluted basis are expected to be held by Glatfelter shareholders as of immediately prior to the First Effective Time (in each case, excluding any overlaps in the pre-Merger Glatfelter shareholder and Berry stockholder bases). The foregoing are subject to certain conditions to their completion.

The following diagram is a simplified corporate structure chart and does not contemplate the complete structure of Glatfelter or Berry.

The Issuer

The Notes will be issued by the Escrow Issuer, BGI’s wholly owned, unrestricted subsidiary. Promptly upon the completion of the Transactions, under the Magnera Assumption, Magnera will assume all obligations under the Notes and indenture, the guarantors shall provide guarantees of the Notes and the Escrow Issuer will be released from its obligations. Following the Magnera Assumption, the Notes will be the senior secured obligations of Magnera and will be secured on a first priority basis by the assets of Magnera and the subsidiary guarantors (other than excluded assets and the assets securing the Revolving Credit Facility on a first priority basis for which the Notes will be secured on a second priority basis). The security documents with respect to the Notes will also provide that the Existing Glatfelter Notes will be secured on an equal and ratable basis with the Notes for so long as the Notes are outstanding. If the Escrow Conditions are not satisfied on or prior to five business days after March 3, 2025, or such earlier date as BGI determines in its sole discretion that any of the Escrow Conditions, including the Magnera Assumption, cannot be satisfied, the Escrow Issuer will be required to redeem the Notes no later than five business days thereafter at a price equal to 100% of the issue price thereof, together with accrued and unpaid interest, if any, and accreted discount, if any, on the Notes from the Issue Date of the Notes to, but not including, the date of redemption. Funds held in the segregated escrow account would be released and applied to pay for any such redemption.

Upon the satisfaction of the Escrow Conditions, the funds held in the segregated escrow account will be released, and Berry will use the net proceeds of this offering, together with the net proceeds of the Term Loan Facility, to fund the Special Cash Payment to BGI from Spinco, to repay certain existing debt of Glatfelter and its subsidiaries, and to pay certain fees and expenses related to the Transactions. Pending release from the segregated escrow account, upon the written direction of the Escrow Issuer, the cash held in the segregated escrow account may be invested in cash equivalents and/or U.S. government securities.

No separate financial information has been provided in this offering memorandum for the Escrow Issuer because (1) the Escrow Issuer is recently formed and does not conduct any operations; (2) the Escrow Issuer has no material assets; and (3) upon consummation of the Transactions, Magnera will assume all the Escrow Issuer’s obligations under the Notes. The indenture governing the Notes will restrict the Escrow Issuer from conducting any business operations other than those in connection with the issuance of the Notes offered hereby and the transactions contemplated by the escrow agent and collateral agreement to be entered into among the Escrow Issuer and                                                          , as escrow agent and trustee. See “Description of Notes — Escrow of Gross Proceeds.”

Reconciliation of Non-GAAP Measures

Adjusted EBITDA of Spinco, Adjusted EBITDA of Glatfelter and Pro Forma Adjusted EBITDA of Magnera are supplemental financial measures that are not required by, or presented in accordance with, GAAP. The following tables reconciles these non-GAAP financial measures to comparable measures determined in accordance with GAAP. See “Non-GAAP Financial Measures.”

Spinco Adjusted EBITDA Reconciliation

	Fiscal Year Ended
($ in millions)	October 2, 2021	October 1, 2022	September 30, 2023	Twelve months ended June 29, 2024
Operating Income	$352	$172	$69	$37
Restructuring and other	2	9	24	24
Non-cash charges	(4)	(2)	14	10
Impact from hyperinflation	-	-	10	22
GAAP cost allocation	24	24	26	22
Adjusted Operating Income	$375	$203	$143	$115
Amortization	56	53	51	49
Depreciation	111	115	118	124
Adjusted EBITDA	$542	$371	$312	$288

Glatfelter Adjusted EBITDA Reconciliation

	Fiscal Year Ended
($ in millions)	December 31, 2021	December 31, 2022	December 31, 2023	Twelve months ended June 29, 2024
Net Income (Loss)	$7	$(194)	$(79)	$(71)
Loss from discontinued operations, net of tax	(0)	0	1	1
Taxes on continuing operations	7	(10)	7	5
Depreciation and amortization	61	67	63	63
Interest expense, net	12	33	63	69
EBITDA	$87	$(105)	$55	$67
Goodwill and other asset impairment charges	-	191	-	-
Turnaround strategy costs	-	8	9	3
Russia/Ukraine conflict charges/(recovery)	-	3	(1)	(1)
Strategic initiatives	31	6	3	17
Ober-Schmitten divestiture	-	-	19	8
Tornado insurance deductible costs	-	-	5	5
Debt refinancing	-	-	0	-
CEO transition costs	-	5	1	(0)
Corporate headquarters relocation	1	0	-	-
Share-based compensation	5	1	3	3
Cost optimization actions	1	1	-	-
COVID-19 ERC recovery	-	(7)	0	-
Timberland sales and related costs	(5)	(3)	(1)	(1)
Adjusted EBITDA	$120	$99	$93	$100

Magnera Pro Forma Adjusted EBITDA Reconciliation

($ in millions)	Twelve months ended June 29, 2024
Spinco Adjusted EBITDA	$288
Glatfelter Adjusted EBITDA	$100
Synergies & cost reductions net stand-alone	67
Pro Forma Adjusted EBITDA	$455

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following tables set forth unaudited pro forma condensed combined financial information of the HHNF Business (also referred to in this section as Spinco) and Glatfelter (i) as of and for the four quarterly periods ended June 29, 2024, (ii) as of and for the three quarterly periods ended June 29, 2024, (ii) for the four quarterly periods ended September 30, 2023. The pro forma financial information has been derived by application of pro forma adjustments to the audited and unaudited historical consolidated financial statements. The unaudited pro forma condensed combined balance sheet gives effect to the Transactions as if they had occurred on June 29, 2024. See “The Transactions” for additional information.

The unaudited pro forma condensed combined statements of operations give effect to the Transactions as if they had occurred on the first day of the reported period.

Spinco’s historical financial data for the four quarterly periods ended September 30, 2023, has been derived from its audited financial statements. Spinco’s historical financial data as of and for the three quarterly periods ended June 29, 2024, has been derived from its unaudited condensed combined financial statements. Both are included in this offering memorandum.

The Glatfelter historical financial data for the twelve months ended December 31, 2023, has been derived from audited consolidated financial statements and related notes thereto of Glatfelter, which are included in this offering memorandum. Glatfelter’s historical unaudited interim financial statements utilized in the pro forma condensed combined financial information are as of and for the six-month period ended June 30, 2024, which are included in this offering memorandum. The unaudited pro forma condensed combined statement of operations for the twelve months ended September 30, 2023, is derived by utilizing Glatfelter’s audited historical financial data for the fiscal year ended December 31, 2023. The unaudited pro forma condensed combined statement of operations for the twelve and nine months ended June 29, 2024, is derived by utilizing Glatfelter’s audited historical financial data for the fiscal year ended December 31, 2023, subtracting the unaudited interim historical financial data for the six-month period ended June 30, 2023 or nine-month period ended September 30, 2023, as applicable, and combining with unaudited interim historical financial data as of the six-month period ended June 30, 2024.

The unaudited pro forma condensed combined financial information includes estimated adjustments relating to the Merger and premerger steps of the Transaction. The pro forma adjustments are described in the notes accompanying the unaudited pro forma condensed combined financial information. The pro forma adjustments are based upon available information and certain assumptions that Glatfelter and Spinco believe are reasonable. The unaudited pro forma condensed combined financial information does not purport to represent what the results of operations and financial condition would have been had the Transactions occurred as of the dates indicated, nor does it project results of operations for any future period or financial condition at any future date.

The pro forma estimated purchase price allocation of Glatfelter’s assets acquired, and liabilities assumed is based on preliminary estimates of the fair values of the assets acquired and liabilities assumed and the unaudited pro forma condensed combined financial statements are based upon available information and certain assumptions of Glatfelter’s management as of the date of this offering memorandum. The indebtedness of Glatfelter at close, completion of accounting for the Transactions, the allocation of the purchase price and the valuation may be different than that of the amounts reflected in the pro forma purchase price allocation, and any differences could be material. Such differences could affect the purchase price and allocation of the purchase price, which may affect the value assigned to the tangible or intangible assets and amount of depreciation and amortization expense recorded in the unaudited pro forma condensed combined statement of operations.

The unaudited pro forma condensed combined financial information should be read in connection with (i) Spinco’s audited combined financial statements, and the related notes as well as the risk factors for the year ended September 30, 2023, each as included in this offering memorandum, (ii) Spinco’s unaudited combined financial statements, and the related notes thereto, for the three quarterly periods ended June 29, 2024, included in this offering memorandum, (iii) Glatfelter’s audited consolidated financial statements and related notes thereto as well as the risk factors, included in this offering memorandum, and (iv) Glatfelter’s unaudited consolidated financial statements and related notes thereto as well as the risk factors, and which are included in this offering memorandum. The historical combined financial statements of Spinco have been derived from the combined financial statements and accounting records of Berry, as if Spinco’s operations had been conducted independently from those of Berry. The combined financial statements of Spinco are presented on a “carve-out” basis in accordance with GAAP. The historical combined statements of operations include all revenues and costs directly attributable to Spinco, gains and losses on dispositions prior to the Transactions, as well as an allocation of expenses related to corporate finance, human resources, business development, legal, treasury, compliance, and other shared services. Spinco considers these allocations to be a reasonable reflection of the utilization of services by, or the benefits provided to, Spinco. The historical combined balance sheets include all assets and liabilities that reside within Spinco legal entities. Assets and liabilities in shared entities were included in the historical combined balance sheets to the extent the asset or liability is primarily used by Spinco. While Spinco considers the financial statements to be a reasonable reflection of the business on a standalone basis, the combined financial statements may not be indicative of Spinco’s actual financial condition, results of operations or cash flows had it operated as a standalone entity during the periods presented, and the results stated in the combined financial statements are not indicative of Spinco’s future financial condition, results of operations or cash flows.

As part of a separate reporting segment of Berry, Spinco has been able to receive services from Berry. Following the Transactions, Magnera will need to replace these services either by providing them internally from Glatfelter’s existing services or by obtaining them from unaffiliated third parties. These services include certain corporate level functions of which the effective and appropriate performance is critical to the operations of Spinco prior to the Transactions and Magnera following the Transactions. Berry will provide certain services on a transitional basis pursuant to the Transition Services Agreement, the duration of which is subject to ongoing discussions but will be for a reasonable agreed upon term of approximately two years, subject to an extension option. Magnera may be unable to replace these services in a timely manner or on terms and conditions as favorable as those that Spinco currently receives from Berry. The costs for these services could in the aggregate be higher than the combination of Glatfelter’s current costs and those reflected in the historical combined financial statements of Spinco.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of June 29, 2024

($ in millions)

			Transaction Accounting
			Adjustments (Note 1)
		Glatfelter
	Spinco	Adjusted					Pro Forma
	Historical	(Note 3)	Financing		Transactions		Combined
Cash	$176	$34	$377	(a)	$(377)	(a)	$210
Short term investments	—	—	—		—		—
Accounts receivable	347	178	—		—		525
Finished goods	174	147	—		15	(b)	336
Raw materials and supplies	113	105	—		—		218
Prepaid expenses and other current assets	62	69	—		—		131
Total current assets	872	533	377		(362)		1,420
Property, plant and equipment	957	639	—		95	(c)	1,691
Goodwill and intangible assets	1,027	201	—		(153)	(d)	1,075
Right-of-use assets	49	25	—		—		74
Other assets	71	54	—		—		125
Total assets	$2,976	$1,452	$377		$(420)		$4,385
Accounts payable	$238	$156	$—		$—		$394
Accrued expenses	137	109	—		14	(e)	260
Current portion of long-term debt	—	—	11	(a)	—		11
Total current liabilities	375	265	11		14		665
Long-term debt	—	862	1,553	(a)	(362)	(a)	2,053
Deferred income taxes	72	51	—		5	(f)	128
Operating lease liabilities	38	19	—		—		57
Other long-term liabilities	97	103	—		—		200
Total liabilities	582	1,300	1,553		(343)		3,092
Stockholders’ equity	2,394	152	(1,186)	(a)	(77)	(g)	1,282
Total liabilities and equity	$2,976	$1,452	$377		$(420)		$4,385

Unaudited Pro Forma Condensed Combined Statements of Operations

For the four quarterly periods ended June 29, 2024

($ in millions, except per share data)

			Transaction Accounting
			Adjustments (Note 2)
		Glatfelter
	Spinco	Adjusted					Pro Forma
	Historical	(Note 3)	Financing		Transactions		Combined
Net sales	$2,175	$1,307	$—		$—		$3,482
Cost of goods sold	1,936	1,167	—		10	(h)	3,113
Selling, general and administrative	107	89	—		—		196
Amortization of intangibles	49	10	—		(7)	(i)	52
Restructuring and other activities	24	28	—		—		52
Corporate expense allocation	22	—	—		—		22
Operating income (loss)	37	13	—		(3)		47
Other expense	(3)	9	—		—		6
Interest expense	4	69	173	(j)	(69)	(j)	177
Income (loss) before income taxes	36	(65)	(173)		66		(136)
Income tax expense (benefit)	15	5	(43)	(k)	16	(k)	(7)
Net income (loss)	$21	$(70)	$(130)		$50		$(129)
Net income per share:
Basic and Diluted		(1.55)					(0.28)	(l)
Outstanding weighted-average shares:
Basic and Diluted		45.3					453.0	(l)

Unaudited Pro Forma Condensed Combined Statement of Operations
For the three quarterly periods ended June 29, 2024
($ in millions, except per share data)

			Transaction Accounting
			Adjustments (Note 2)
		Glatfelter
	Spinco	Adjusted					Pro Forma
	Historical	(Note 3)	Financing		Transactions		Combined
Net sales	$1,633	$977	$—		$—		$2,610
Cost of goods sold	1,454	873	—		7	(h)	2,334
Selling, general and administrative	82	69	—		—		151
Amortization of intangibles	36	7	—		(6)	(i)	38
Restructuring and other activities	18	18	—		—		36
Corporate expense allocation	17	—	—		—		17
Operating income (loss)	26	10	—		(1)		35
Other (income) expense	(1)	7	—		—		6
Interest expense	3	52	129	(j)	(52)	(j)	132
Income (loss) before income taxes	24	(49)	(129)		51		(103)
Income tax expense (benefit)	(1)	2	(32)	(k)	13	(k)	(19)
Net income (loss)	$25	$(51)	$(97)		$38		$(84)
Net income per share:
Basic and Diluted		(1.13)					(0.19)	(l)
Outstanding weighted-average shares:
Basic and Diluted		45.3					453.0	(l)

Unaudited Pro Forma Condensed Combined Statements of Operations

For the four quarterly periods ended September 30, 2023

($ in millions, except per share data)

			Transaction Accounting
			Adjustments (Note 2)
		Glatfelter
	Spinco	Adjusted					Pro Forma
	Historical	(Note 3)	Financing		Transactions		Combined
Net sales	$2,275	$1,386	$—		$—		$3,661
Cost of goods sold	1,995	1,249	—		10	(h)	3,254
Selling, general and administrative	110	95	—		—		205
Amortization of intangibles	51	9	—		(7)	(i)	53
Restructuring and other activities	24	30	—		—		54
Corporate expense allocation	26	—	—		—		26
Operating income (loss)	69	3	—		(3)		69
Other expense	(3)	11	—		—		8
Interest expense	—	63	173	(j)	(63)	(j)	173
Income (loss) before income taxes	72	(71)	(173)		60		(111)
Income tax expense (benefit)	34	7	(43)	(k)	15	(k)	13
Net income (loss)	$38	$(78)	$(130)		$45		$(125)
Net income per share:
Basic and Diluted		(1.73)					(0.28)	(l)
Outstanding weighted-average shares:
Basic and Diluted		45.1					450.6	(l)

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Basis of Presentation

The unaudited pro forma condensed combined financial statements are based on the historical combined financial statements of Spinco (the HHNF Business) and historical consolidated financial statements of Glatfelter as adjusted as described in Note 3 below. The unaudited pro forma condensed combined balance sheet as of June 29, 2024, gives effect to the Transactions as if they had occurred on June 29, 2024. The unaudited pro forma condensed combined statement of operations gives effect to the Transactions as if they had occurred on the first day of the reported period.

The unaudited pro forma condensed combined financial statements and the notes thereto were prepared using the acquisition method of accounting, with Spinco as the accounting acquirer of Glatfelter. See “The Transactions — Accounting Treatment” for additional information. As of the date of this offering memorandum, the accompanying unaudited pro forma purchase price allocation is an estimate and is subject to further adjustments as additional information becomes available and as additional analyses and final valuations are completed. The potential changes to the purchase price allocation and related pro forma adjustments could be material.

For the purpose of preparing the unaudited pro forma condensed combined financial statements, Spinco management has conducted a preliminary analysis of the adjustments required to conform Glatfelter’s financial statements to reflect the current accounting policies of Spinco. This assessment is ongoing and, at the time of preparing the unaudited pro forma condensed combined financial statements, Spinco management is not aware of any material accounting policy differences not yet adjusted in the unaudited pro forma condensed combined financial statements. Upon completion of the Transactions, Spinco management will conduct a final review of Glatfelter’s accounting policies to determine if differences in accounting policies or financial statement classification exist that may require adjustments to or reclassification of Glatfelter’s results of operations, assets, or liabilities to conform to Spinco’s accounting policies and classifications. As a result of that review, differences may be identified that, when conformed, could have a material impact on the unaudited pro forma condensed combined financial statements. Additionally, certain reclassifications have been made to the historical presentation of Glatfelter to conform to the historical presentation of Spinco financial statements. See “Note 3. Glatfelter’s Converted Historical Financial Information”.

The unaudited pro forma condensed combined financial statements also do not reflect any anticipated revenue enhancements, cost savings or operating synergies that Magnera may achieve because of the Transactions, the total expected costs to integrate the operations of Spinco and Glatfelter, or the total expected costs necessary to achieve such revenue enhancements, cost savings, operating synergies or reverse stock split.

The preparation of unaudited pro forma condensed combined financial statements requires Spinco management and Glatfelter management to make estimates and assumptions that affect the amounts reported in such financial statements and the notes thereto. These unaudited pro forma condensed combined financial statements, including the estimated purchase price allocation, are presented for illustrative purposes only and do not necessarily reflect the operating results or financial position that would have occurred if the Transactions had been completed on the dates indicated, nor are they necessarily indicative of the results of operations or financial condition that may be expected for any future period or date.

Accordingly, such information should not be relied upon as an indicator of future performance, financial condition, or liquidity.

Note 1. Balance Sheet

(a)	This reflects the use of committed financing, as calculated below.

Committed New Debt	$1,585
New Debt, discount	(22)
New Debt, net	$1,563
Estimated Transaction and Financing Fees	(80)
Special Cash Payment to BGI	(1,106)
Cash proceeds available for Glatfelter debt retirement	$377

The below reflects the retirement of Glatfelter historical term loans and revolving credit facility.

Glatfelter 11.25% Term Loan	$(263)
Glatfelter Revolving credit facility	(114)
Cash used to retire Glatfelter debt items	$(377)
Glatfelter Unamortized deferred issuance costs	15
Retired Glatfelter long-term debt, net	$(362)

(b)	This adjustment relates to the step-up of inventory by $15 million (or 10%) to fair value based on preliminary estimates.

(c)	This relates to the write-up of property plant and equipment by $95 million (or 15%) to fair value based on preliminary estimates.

(d)	This reflects estimated allocation of the excess of the proceeds over the net assets acquired to estimated goodwill and intangible assets. The goodwill and intangible asset adjustment was calculated as follows:

Glatfelter 5-day average closing market capitalization as of August 13, 2024	$75
Plus: historical liabilities assumed	1,300
Less: historical basis of assets	(1,452)
Plus: elimination of debt discount on retired Glatfelter debt	15
Plus: employee retention liability and net deferred tax impact of pro forma adjustments	19
Less: inventory and fixed asset impact of pro forma adjustments	(110)
Goodwill and intangible assets adjustment	$(153)

(note: Glatfelter market capitalization is subject to change and will depend on the valuation as of closing.)

(e)	In connection with the Transactions, certain Glatfelter senior management employees will be eligible to receive retention and other cash benefits of $14 million. These retention and other programs are considered a nonrecurring item that are not expected to affect the statement of operations beyond 12 months after closing.

(f)	This reflects the deferred tax impact from recording the preliminary valuation adjustments listed below.

Eliminated historical Glatfelter intangible balance	$(96)
Plus: Employee retention and transition programs	(14)
Less: Intangible preliminary purchase price allocation	20
Less: Estimated write up of fixed assets	95
Less: Estimated inventory step up	15
$20
Assumed combined statutory tax rate	25%
Deferred tax impact from preliminary valuation analysis	$5

(g)	This reflects the elimination of Glatfelter’s historical net equity net of the estimated Glatfelter market capitalization assumed for these pro forma financials.

Glatfelter 5-day average closing market capitalization as of August 13, 2024	$75
Less: historical Glatfelter equity balance	(152)
Equity net adjustment	$(77)

Note 2. Income Statement

(h)	This relates to the increase in depreciation expense that would result from the $95 million estimated fair value step up of long-lived tangible assets with an average useful life of ten years.

(i)	This primarily relates to the elimination of historical Glatfelter amortization expense partially offset by the amortization from the $20 million estimated fair value of identified intangible assets acquired with an average useful life of eight years.

	Fiscal 2023	Three Quarters June 29, 2024	Four Quarters June 29, 2024
Eliminate historical Glatfelter annual amortization	(9)	(7)	(10)
Estimated go forward annual amortization	2	1	3
Amortization net adjustment	$(7)	$(6)	$(7)

(j)	This represents the elimination of the historical net interest expense of Glatfelter and the new pro forma interest expense related to the merger transaction committed financing. The adjustment is as follows:

	Fiscal 2023	Three Quarters June 29, 2024	Four Quarters June 29, 2024
Eliminate historical interest expense	$(63)	$(52)	$(69)
Committed New Debt(1)	149	111	149
Retained Glatfelter 4.75% Senior Notes	24	18	24
Amortization net adjustment	$173	$129	$173

(1)	Represents the originally committed variable interest rate on new debt, a 0.125% change in interest rate would change annual interest expense by approximately $2 million annually.

(k)	This reflects the income tax effect of pro forma adjustments at an estimated combined statutory rate of 25%.

(l)	Upon completion of the First Merger, holders of Berry common stock that received shares of Spinco common stock in the Spinco Distribution will own approximately 90% of the outstanding shares of Glatfelter common stock on a fully diluted basis.

	Fiscal 2023	Four Quarters June 29, 2024	Three Quarters June 29, 2024
Fully diluted Glatfelter shares as of the end of the respective periods	45.1	45.3	45.3
Shares issued to Berry stockholders	405.5	407.7	407.7
Fully diluted shares outstanding post transaction	450.6	453.0	453.0

Pro forma net loss	$(124)	$(128)	$(84)
Fully diluted shares outstanding post transaction	450.6	453.0	453.0
Net loss per share	$(0.28)	$(0.28)	$(0.19)

Note 3. Glatfelter’s Converted Historical Financial Information

The following financial information illustrates the impact of adjustments made to Glatfelter’s historical consolidated financial statements. These adjustments reflect estimates based on available Glatfelter information and certain assumptions we believe are reasonable which could differ materially from the actual adjustments once conformed.

Condensed Consolidated Balance Sheet

As of June 30, 2024

($ in millions)

(in millions)	Glatfelter Historical	Adjustments		Glatfelter Adjusted
Cash	$34	$—		$34
Accounts receivable, net	178	—		178
Inventory	305	(305)	(1)	—
Finished goods	—	147	(1)	147
Raw materials and supplies	—	105	(1)	105
Prepaid expenses and other current assets	69	—		69
Total current assets	586	(53)		533
Property, plant and timberlands, net	639	—		639
Goodwill	105	96	(2)	201
Intangible assets	96	(96)	(2)	—
Right-of-use assets	—	25	(3)	25
Other assets	79	(25)	(3)	54
Total assets	$1,505	$(53)		$1,452
Short-term debt	9	(9)	(4)	—
Accounts payable	156	—		156
Environmental liabilities	—	—		—
Other current liabilities	100	(9)	(4)	109
Total current liabilities	265	—		265
Long-term debt	862	—		862
Deferred income taxes	51	—		51
Operating lease liabilities	—	19	(5)	19
Other long-term liabilities	122	(19)	(5)	103
Total liabilities	1,300	—		1,300
Stockholders’ equity	—	152	(6)	152
Common Stock	1	(1)	(6)	—
Capital in excess of par value	55	(55)	(6)	—
Retained Earnings	377	(377)	(6)	—
Accumulated other comprehensive income	(93)	93	(6)	—
Cost of common stock in treasury	(135)	135	(6)	—
Total shareholder’s equity	205	(53)		152
Total liabilities and equity	$1,505	$(53)		$1,452

(1)	Relates to (1) reclassing $305 million of inventory between $147 million of Finished goods and $158 million of Raw materials and supplies and (2) a $53 million reduction of certain supplies inventory as the result of accounting policy difference between Spinco and Glatfelter, where Spinco expenses spare parts as purchased, and Glatfelter capitalizes certain supplies into inventory and expenses as consumed into production.

(2)	Intangible assets of $96 million reclassified to Goodwill and intangible assets.

(3)	Right-of-use assets of $25 million reclassified out of Other assets to Right-of-use assets.

(4)	Relates to reclassing $9 million of Short-term debt to Other current liabilities.

(5)	Operating lease liabilities of $19 million reclassified out of Other long-term liabilities to Operating lease liabilities.

(6)	Relates to netting of various equity accounts to a single Stockholder’s equity amount.

Condensed Consolidated Statement of Operations

For the twelve months ended June 30, 2024

($ in millions)

					Turn		Ober-
	Historical			Glatfelter	Around	Strategic	Schmitten		Glatfelter
	12/31/2023	6/30/2023	6/30/2024	12 months	Strategy	Initiatives	Closure	Reclasses	Adjusted
Net Sales	$1,386	$735	$657	$1,307	—	—	—	—	$1,307
Cost of goods sold	1,256	681	585	1,160	—	—	10	(3)	1,167
Selling, general and administrative	110	59	66	116	(3)	(17)	—	(7)	89
Amortization of Intangibles	—	—	—	—	—	—	—	10	10
Restructuring and transaction Activities	—	—	—	—	3	17	8	—	28
Loss on sale of Ober-Schmitten and other non-strategic operation	18	—	—	18	—	—	(18)	—	—
Gain on dispositions of plant, equipment and timberlands, net	(1)	(1)	—	—	—	—	—	—	—
Operating income (loss)	3	(5)	6	13	—	—	—	—	13
Interest expense	(64)	(30)	(36)	(70)	—	—	—	1	(69)
Interest income	1	1	1	1	—	—	—	(1)	—
Other, net	(11)	(6)	(5)	(9)	—	—	—	—	(9)
Loss before taxes	(71)	(40)	(34)	(65)	—	—	—	—	(65)
Income tax expense	7	10	8	5	—	—	—	—	5
Net loss from continuing operations	(78)	(50)	(42)	(70)	—	—	—	—	(70)
Loss from discontinued operations	(1)	(1)	(1)	(1)	—	—	—	—	(1)
Net income (loss)	$(79)	$(51)	$(43)	$(71)	—	—	—	—	$(71)
Net income per share from continuing operations:
Basic and diluted	$(1.73)	$(1.11)	$(0.93)	$(1.57)					$(1.57)
Outstanding weighted -average shares:
Basic and diluted	45.1	45.0	45.3	45.3					45.3

Condensed Consolidated Statement of Operations
For the nine months ended June 30, 2024
($ in millions)

					Turn
	Historical			Glatfelter	Around	Strategic		Glatfelter
	12/31/2023	9/30/2023	6/30/2024	9 months	Strategy	Initiatives	Reclasses	Adjusted
Net Sales	$1,386	$1,065	$657	$977	—	—	—	$977
Cost of goods sold	1,256	966	585	875	—	—	(2)	873
Selling, general and administrative	110	84	66	92	(2)	(16)	(5)	69
Amortization of Intangibles	—	—	—	—	—	—	7	7
Restructuring and transaction Activities	—	—	—	—	2	16	—	18
Loss on sale of Ober-Schmitten and other non-strategic operation	18	18	—	—	—	—	—	—
Gain on dispositions of plant, equipment and timberlands, net	(1)	(1)	—	—	—	—	—	—
Operating income (loss)	3	(2)	6	10	—	—	—	10
Interest expense	(64)	(47)	(36)	(53)	—	—	1	(52)
Interest income	1	1	1	1	—	—	(1)	—
Other, net	(11)	(8)	(5)	(7)	—	—	—	(7)
Loss before taxes	(71)	(56)	(34)	(49)	—	—	—	(49)
Income tax expense	7	13	8	2	—	—	—	2
Net loss from continuing operations	(78)	(69)	(42)	(51)	—	—	—	(51)
Loss from discontinued operations	(1)	(1)	(1)	(1)	—	—	—	(1)
Net income (loss)	$(79)	$(70)	$(43)	$(52)	—	—	—	$(52)
Net income per share from continuing operations:
Basic and diluted	$(1.73)	$(1.54)	$(0.93)	$(1.13)				$(1.13)
Outstanding weighted -average shares:
Basic and diluted	45.1	45.1	45.3	45.3				45.3

Condensed Consolidated Statement of Operations

For the twelve months ended December 31, 2023

($ in millions)

	Glatfelter	Turn Around	Strategic	Ober- Schmitten		Glatfelter
	Historical	Strategy	Initiatives	Divestiture	Reclasses	Adjusted
Net Sales	$1,386	—	—	—	—	$1,386
Cost of goods sold	1,256	(3)	(1)	—	(3)	1,249
Selling, general and administrative	110	(6)	(2)	—	(7)	95
Amortization of Intangibles	—	—	—	—	9	9
Restructuring and transaction Activities	—	9	3	18	—	30
Loss on sale of Ober-Schmitten and other non-strategic operation	18	—	—	(18)	—	—
Gain on dispositions of plant, equipment and timberlands, net	(1)	—	—	—	1	—
Operating loss	3	—	—	—	—	3
Interest expense	(64)	—	—	—	1	(63)
Interest income	1	—	—	—	(1)	—
Other, net	(11)	—	—	—	—	(11)
Loss before taxes	(71)	—	—	—	—	(71)
Income tax expense	7	—	—	—	—	7
Net loss from continuing operations	(78)	—	—	—	—	(78)
Loss incorporated from discontinued operations	(1)	—	—	—	—	(1)
Net loss	$(79)	—	—	—	—	$(79)

Turnaround strategy costs: This adjustment reflects costs incurred in connection with Glatfelter’s turnaround strategy initiated under its new chief executive officer to drive operational and financial improvement. These costs are primarily related to professional services fees and employee separation expenses.

Strategic initiatives: These adjustments primarily reflect professional and legal fees incurred directly related to evaluating and executing certain strategic initiatives including costs associated with acquisitions, the pending merger and related integrations.

Ober-Schmitten divestiture costs: This adjustment reflects the loss on sale of the Ober-Schmitten, Germany operations and professional and other costs directly associated with the sale of the facility.

Reclasses: This adjustment primarily reflects the presentation of amortization as a separate row and netting of interest.